Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Jupiter Neurosciences, Inc. of our report dated March 28, 2025, relating to our audit of the financial statements as of December 31, 2024 for the year ended December 31, 2024, which is incorporated by reference in the Registration Statement on Form S-8 of Jupiter Neurosciences, Inc.

Assurance Dimensions

Coral Springs, Florida

October 9, 2026